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                                                                  Exhibit 10.24

                              SEVERANCE AGREEMENT



THIS AGREEMENT between Cyrk, Inc., a Delaware Corporation (hereinafter referred to as the "Company"), and Ted L. Axelrod (hereinafter referred to as the "Executive"), dated as of this 20th day of November, 1998:

WHEREAS, Executive is a key executive of the Company and an integral part of its management;

WHEREAS, the Company recognizes that the possibility that changes in management of the Company may result in the departure or distraction of Executive to the detriment of the Company and its shareholders;

WHEREAS, the Company wishes to assure Executive of fair severance should his employment terminate in specified circumstances and to assure Executive of certain other benefits in such circumstances;

NOW THEREFORE, in consideration of Executive's continued employment with the Company and other good and valuable consideration, the parties agree as follows:

1.   SEVERANCE BENEFITS FOLLOWING QUALIFIED TERMINATION.

     1.1. BASIC BENEFITS. Executive shall be entitled to the following benefits upon a Qualified Termination (as that term is defined in EXHIBIT A, attached hereto):

            (a) Within thirty (30) days following the Qualified Termination, the Company shall pay the following to Executive in a lump sum:

                  (i) an amount equal to (3) times Executive's Base Salary for one (1) year at the rate in effect immediately prior to the Qualified Termination, plus the accrued and unpaid portion of Executive's Base Salary, if any, through the date of the Qualified Termination;

                  (ii) an amount equal to three (3) times the bonus earned by Executive for the completed fiscal year immediately preceding the Qualified Termination; and

                  (iii) an amount equal to three (3) times the amount contributed by the Company (not including salary reduction contributions elected by the Executive) to the Executive's account in the Company's combined 401(k) compensation deferral plan and profit sharing plan for the completed fiscal year immediately preceding the Qualified Termination.
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            (b)   Until the second anniversary of the Qualified Termination, the
                  Company shall maintain in full force and effect for the continued benefit of Executive and his family all life, medical, dental, vision and disability insurance plans and other benefit programs (including without limitation outplacement assistance, accounting services and rental, insurance, maintenance and fuel costs in connection with the lease of an automobile) in which Executive was entitled to participate immediately prior to the Qualified Termination; provided, that if Executive's continued participation is not possible under the terms of such plans and programs, the Company shall instead arrange to provide Executive with substantially similar benefits upon comparable terms. Notwithstanding the foregoing, the Company's obligations hereunder to Executive with respect to life, medical, or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided to Executive by another employer.

     1.2. OPTIONS AND OTHER STOCK AWARDS. In the event of a Qualified Termination or termination of Executive's employment due to death or Disability, all options and stock appreciation rights granted under the Company's various stock plans to Executive as of the date of the termination shall, notwithstanding any provision of such plans to the contrary, be exercisable and shall remain exercisable until the earlier of (i) the fifth anniversary of such termination, or (ii) the latest date on which such option or right could have been exercised.

     1.3. COORDINATION WITH PARACHUTE TAX RULES. Payments under Sections 1.1 and 1.2 shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code
            Section 280G and without regard to whether such payments (or any other payments) would subject Executive to federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code
            Section 4999; PROVIDED, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payments under Sections 1.1 and 1.2, amounts payable under Sections 1.1 and 1.2 shall be reduced to the extent, and only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under Sections 1.1 and 1.2 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by PricewaterhouseCoopers or by such other certified public accounting firm, law firm, or benefits consulting firm as the Compensation Committee of the Company's Board of Directors may designate. In the event of any underpayment or overpayment under Sections 1.1 and 1.2 as determined by PricewaterhouseCoopers (or such other firm as may



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            have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

2.   NONCOMPETITION.

     2.1. Following a Qualified Termination, Executive agrees that he will not become an employee, consultant, or advisor to any competitor of the Company for a period of twelve (12) months from the date of such Qualified Termination.

     2.2. NO DUTY TO MITIGATE DAMAGES. Executive's benefits under this Agreement shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment, except as provided in Section 1.1(b).

     2.3. OTHER AGREEMENTS. If for any reason Executive receives severance payments (other than under this Agreement) from the Company or its subsidiaries upon the termination of his employment with the Company, the amount of such payments shall be deducted from the amount paid under this Agreement. The purpose of this provision is solely to avert a duplication of benefits; and neither this provision nor the provisions of any other agreement shall be interpreted to reduce the amount payable to Executive below the greater of the amount that would otherwise have been payable under this Agreement or under other agreements.

     2.4. WITHHOLDING. All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

3. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

4. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc., reasonably incurred by Executive in contesting or disputing in good faith that the termination of his employment is for Cause or other than good reason (as defined in EXHIBIT A) or in seeking in good faith to obtain any right or benefit to which Executive believes he is entitled under this Agreement. Any amount payable under this



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     Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the Company's agent bank until paid in full.

5. NOTICE OF TERMINATION. Executive's employment may be terminated by the Company (or a Subsidiary) only upon thirty (30) days' written notice to Executive, and by the Executive only upon thirty (30) days' written notice to the Company.

6. NOTICES. All notices shall be in writing and shall be deemed given five (5) days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy, or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

     TO THE COMPANY:   Cyrk, Inc.
                       3 Pond Road
                       Gloucester, MA 01930
                       Attn: President

     WITH A COPY TO:   Patrician J. Landgren, Esq.

     TO EXECUTIVE:     Ted L. Axelrod
                       43 Clark Road
                       Sudbury, MA 01776

7.   GENERAL PROVISIONS.

     7.1. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by Executive's personal or legal representatives or successors if Executive dies while any amounts would still be payable to him hereunder, benefits would still be provided to this family hereunder, or rights would still be exercisable by him hereunder as if he had continued to live. Such amounts shall be paid to Executive's estate, such benefits shall be provided to Executive's family, and such rights shall remain exercisable by Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Executive.

     7.2. SUCCESSORS. This Agreement shall inure to and be binding upon the Company's successors. The Company shall require any successor to all or substantially of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), consolidation, lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This Agreement shall not otherwise be assignable by the Company.



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     7.3.   AMENDMENT OR MODIFICATION; WAIVER. This Agreement may not be amended or modified unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     7.4. SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any jurisdiction in which valid and enforceable, and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     7.5. CONTINUED EMPLOYMENT. This Agreement shall not give Executive any right of continued employment or any right to compensation or benefits from the Company or any Subsidiary, except for the rights specifically stated herein, including those certain severance and other benefits that become due in the event of a Qualified Termination.

     7.6. GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

8. EXCLUSIVE AGREEMENT. It is agreed and understood that this Agreement represents the entire agreement between the Company and Executive concerning the subject matter hereof, and supersedes all prior agreements and understandings concerning Executive's rights upon the termination of his employment, including without limitation any change of control agreement that may be in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.




Cyrk, Inc.                                       Executive
By its Authorized Representative




By: /s/ Joseph W. Bartlett                       /s/ Ted L. Axelrod
    ---------------------------------------      ------------------------
    Name:  Joseph W. Bartlett                    Ted L. Axelrod
    Title: Chairman, Compensation Committee      Executive Vice President







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                                    EXHIBIT A

                                   DEFINITIONS


The following terms as used in this Agreement have the following meanings:

(a) "BASE SALARY" means Executive's annual base salary, exclusive of any bonus or other benefits he may receive.

(b) "CAUSE" means conviction of a felony, or wilful and deliberate misconduct to the detriment of the Company about which Executive has been warned in writing and given a fair opportunity to address and/or cure. For purposes of this Agreement, Executive shall not be deemed to have been terminated for Cause until the later to occur of:

     (i)    the 30th day after notice of termination is effective as provided in
            Section 5 of the Severance Agreement, or

     (ii) the delivery to Executive of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in reasonable detail;

     PROVIDED, HOWEVER, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (a) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), or (b) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (c) the 90th day after notice of termination is given (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period).

(c)  "COMPANY" means Cyrk, Inc. or any successor.

(d) "DISABILITY" has the meaning given it in the primary long-term disability plan of the Company in which Executive participates. Executive's employment shall be deemed terminated for Disability when Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan. If the Company does not maintain such a plan, Executive shall be deemed terminated for Disability if the Company terminates his employment due to illness, injury, accident, or condition of either a physical or psychological nature as a result of which Executive is unable to perform substantially the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.



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(e)  "QUALIFIED TERMINATION" means the termination of Executive's employment (i)
     by the Company other than for Cause or Disability, both as herein defined, or (ii) by Executive for good reason. For purposes of this definition, termination for "good reason" means the voluntary termination by Executive of his employment within 120 days after the occurrence without Executive's express written consent of any of the following events, provided that Executive gives notice to the Company at least thirty (30) days in advance of such termination requesting that the situation be remedied, and said situation remains unremedied upon expiration of such thirty (30) day period:

     (i) assignment to Executive of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, or status within the Company (or a Subsidiary) immediately prior to the effective date of the Severance Agreement; a diminution in Executive's title(s) or office(s) as in effect immediately prior to the effective date of the Severance Agreement; or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment for Cause or Disability or termination by Executive other than for good reason; or

     (ii) reduction in Executive's rate of Base Salary for any fiscal year to less than 100 percent (100%) of the rate of Base Salary paid to him in the completed fiscal year immediately prior thereto, or reduction in Executive's total cash compensation, including salary, bonus and incentives, for any fiscal year to less than 100 percent (100%) of the total cash compensation paid to him in the completed fiscal year immediately prior thereto; or

     (iii) failure of the Company (or a Subsidiary) to continue in effect any retirement, life insurance, medical insurance, or disability plan in which Executive was participating immediately prior to the effective date of the Severance Agreement unless the Company (or a Subsidiary) provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company (or a Subsidiary) that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefits enjoyed by Executive immediately prior to the effective date of the Severance Agreement; or

     (iv) any materially adverse change in Executive's responsibilities, authorities or other terms or conditions of employment at the Company relative to those he enjoyed as of the effective date of the Severance Agreement;

     (v) any relocation of Executive to a site of employment more than 25 miles from his primary residence or office at the Company as of the effective date of the Severance Agreement; or



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     (vi)   any purported termination of Executive's employment by the Company
            (or a Subsidiary) for Cause which is not effected in compliance with paragraph (b) of this EXHIBIT A.

(f) "SUBSIDIARY" means any corporation in which the Company owns, directly or indirectly, 50 percent (50%) or more of the total combined voting power of all classes of stock.












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